Exhibit 23.1

                 INDEPENDENT AUDITORS' CONSENT






The Board of Directors
CPI Corp.:



We consent to the incorporation by reference in the registration statement on Form S-8 of CPI Corp. relating to the CPI Corp. Voluntary Stock Option Plan of our report dated May 1, 2001 related to the consolidated balance sheets of CPI Corp. and subsidiaries as of February 3, 2001 and February 5, 2000, and the related consolidated statements of operations, stockholders' equity, and cash flows for each of the fiscal years in the three-year period ended February 3, 2001, and the related schedule, which report appears in the February 3, 2001 Annual Report on Form 10-K of CPI Corp.



                              /s/   KPMG LLP
                              --------------







St. Louis, Missouri
June 29, 2001